Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the registration statement for the 2001 Stock Option Plan on Form S-8 of BioSpecifics Technologies Corp. of our report dated September 21, 2007, which report appears in the Annual Report (Form 10-KSB) for the year ended December 31, 2006 for BioSpecifics Technologies Corp.

/s/ Tabriztchi & Co., CPA, P.C.
Tabriztchi & Co., CPA, P.C.
Garden City, NY
October 5, 2007